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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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VCampus Corporation
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VCAMPUS CORPORATION
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 30, 2002

To the stockholders of VCampus Corporation:

        You are invited to attend the annual meeting of stockholders of VCampus Corporation, a Delaware corporation ("VCampus"), to be held at our offices at 1850 Centennial Park Drive, Suite 200, Reston, Virginia on Thursday, May 30, 2002 at 10:00 a.m., for the following purposes:

  1.
  To elect a board of seven directors;

  2.
  To reserve an additional 1,000,000 shares for issuance under our 1996 Stock Plan;

  3.
  To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 36,000,000 shares to 100,000,000 shares (approval of this proposal would be required to permit the issuance of common stock pursuant to the financing described in Proposal No.6);

  4.
  To ratify and approve the sale of securities to some of our officers and directors in connection with a private financing conducted by us in May and June of 2001;

  5.
  To ratify and approve the $1.85 million private placement financing completed in December 2001 involving the issuance of Series F preferred stock, convertible notes and warrants and the subsequent issuance of preferred stock and warrants in exchange for the cancellation of the convertible notes and other debt and to authorize the full conversion of all these securities into common stock pursuant to the terms thereof;

  6.
  To approve limited future financings of up to $12.5 million potentially involving the issuance of equity securities in an amount that might be more than a majority of our common stock outstanding after the financing;

  7.
  To approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock of up to 1-for-50 in the event that the Board of Directors determines that a reverse stock split is necessary or desirable at any time within one year from the date of the meeting;

  8.
  To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002; and

  9.
  To act upon such other matters as may properly come before the meeting or any adjournment thereof.

        The foregoing items are more fully described in the attached proxy statement.

        The Board of Directors has fixed the close of business on April 5, 2002 as the record date to determine the stockholders entitled to notice of and to vote at the meeting or any adjournment. You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed. You may vote in person at the meeting, even if you returned a proxy.

        Our proxy statement and proxy are submitted herewith along with our Annual Report to Stockholders for the year ended December 31, 2001.

IMPORTANT — YOUR PROXY IS ENCLOSED

        Whether or not you plan to attend the meeting, we urge you to execute and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors
Narasimhan P. Kannan, Chairman of the Board

Reston, Virginia
April    , 2002

VCAMPUS CORPORATION
1850 Centennial Park Drive, Suite 200
Reston, Virginia 20191

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 30, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

        The enclosed proxy is solicited by the Board of Directors of VCampus Corporation for use at our annual meeting of stockholders to be held at our executive officers at 1850 Centennial Park Drive, Suite 200, Reston, Virginia at 10:00 a.m. on Thursday, May 30, 2002, and any adjournments thereof.

        We will bear the cost of soliciting proxies. In addition to solicitation of proxies by mail, our employees, without extra pay, might solicit proxies personally or by telephone. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

        Copies of this proxy statement and accompanying proxy card were mailed to stockholders on or about                        , 2002.

Revocability of Proxies

        You have the power to revoke your proxy at any time before it is voted by giving a later proxy or written notice to us (Attention: Corporate Secretary), or by attending the annual meeting and voting in person.

Voting

        When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

  (1)
  FOR electing the seven nominees for director identified below;

  (2)
  FOR reserving an additional 1,000,000 shares for issuance under our 1996 Stock Plan;

  (3)
  FOR approving an amendment of our Certificate of Incorporation to increase the number of authorized shares of common stock;

  (4)
  FOR approving the sale of securities to some of our officers and directors in connection with a private financing conducted by us in May and June of 2001;

  (5)
  FOR approving the $1.85 million financing completed in December 2001 and the subsequent cancellation of the promissory notes issued in connection therewith and other debt in exchange for shares of preferred stock and warrants;

  (6)
  FOR approving limited future financings of up to $12.5 million;

  (7)
  FOR approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock at any time within one year from the date of the annual meeting;

  (8)
  FOR ratifying the appointment of Ernst & Young LLP, McLean, Virginia, as our independent auditors for the fiscal year ending December 31, 2002; and

  (9)
  IN THE DISCRETION of the proxies with respect to any other matters properly brought before the stockholders at the annual meeting.

Record Date and Shares Outstanding

        Only the holders of record of the our common stock, Series C preferred stock, Series D preferred stock, Series E preferred stock, Series F preferred stock and Series F-1 preferred stock at the close of business on the record date, April 5, 2002, are entitled to notice of and to vote at the annual meeting, except for the 316,509 shares of common stock subject to Proposal No.7 which cannot be voted unless and until after that proposal is approved. On the record date, 14,699,554 shares of common stock, 623,339 shares of Series C preferred stock, 1,013,809 shares of Series D preferred stock, 552,530 shares of Series E preferred stock, 3,000,000 shares of Series F preferred stock and 1,458,413 shares of Series F-1 preferred stock were outstanding. Stockholders will be entitled to one vote for each share of common stock and preferred stock held on the record date. For information on ownership of our stock by management and 5% stockholders, see the Principal Stockholders table under "Other Information" beginning on page 23.

Deadline for Receipt of Stockholder Proposals

        Stockholders having proposals that they desire to present at next year's annual meeting of stockholders should, if they desire that such proposals be included in our proxy statement relating to that meeting, submit their proposals in time to be received by us not later than [December 30, 2002]. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs your close attention to that Rule. In addition, management's proxy holders will have discretion to vote proxies given to them on any stockholder proposal at the annual meeting of which we do not have notice prior to [March 15, 2003]. Proposals may be mailed to the Corporate Secretary, VCampus Corporation, 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

        Our Bylaws provide that the number of directors constituting the Board of Directors shall be no less than five nor greater than nine. The number of directors is currently seven, and that number is authorized to be elected at the Meeting. Therefore, seven directors are to be elected to serve for one year, until the election and qualification of their successors, and it is intended that proxies, not limited to the contrary, will be voted FOR all of the management nominees named below. If any such nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. We do not anticipate that any nominee listed below will be unable or will decline to serve as a director. None of the directors or nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

Name	Age	Director Since
Narasimhan P. Kannan	53	1984
Edson D. deCastro	63	1994
Dennis J. Fischer	62	2002
William E. Kimberly	69	1995
Martin E. Maleska	57	2001
Daniel J. Neal	43	2000
John D. Sears	47	1998

        Narasimhan P. "Nat" Kannan has served as our Chief Executive Officer and Chairman of the Board of Directors since he founded the Company in 1984. In September 2000, Mr. Kannan stepped down as Chief Executive Officer to focus exclusively on his role as Chairman. Prior to founding the Company, he co-founded Ganesa Group, Inc., a developer of interactive graphics and modeling software, in 1981. Prior thereto, he served as a consultant to Booz Allen and Hamilton, Inc., the MITRE Corporation, The Ministry of Industry of the French Government, the Brookhaven and Lawrence Livermore National Laboratories, the White House Domestic Policy Committee on Energy, and Control Data Corporation. He serves on the board of directors of TV on the Web, Inc. He holds a B.S. in Engineering from the Indian Institute of Technology in Madras, India, and he performed advanced graduate work in business and engineering at Dartmouth College.

        Edson D. deCastro has been a director since 1994. From June 1995 to January 1997 Mr. deCastro served as Chief Executive Officer of Xenometrix, Inc. and served as its Chairman from 1992 until November 1997. Mr. deCastro was the founder of Data General Corporation and served as its Chief Executive Officer from 1968 to 1990. From January 1990 to June 1995, Mr. deCastro was an independent contractor. Mr. deCastro now works as a consultant. Mr. deCastro also serves on the boards of directors of Avax Technologies, Inc. and Healthgate Data Corp., all public companies, and of several private early-stage technology companies. He holds a B.S. in Electrical Engineering from the University of Lowell.

        Dennis J. Fischer joined as a director in March of 2002. He is a Vice President in Visa U.S.A.'s Sales and Integrated Solutions division, with responsibility for Visa's commercial card programs for the Federal Government. Mr. Fischer served 30 years in the Federal government, most recently as Commissioner of the General Services Administration's (GSA) Federal Technology Service from 1997 to 2000. Mr. Fischer also was the first Chief Financial Officer of the GSA from 1992 to 1997. His other government posts have included Deputy Assistant Secretary, Finance, and Deputy CFO, for the U.S. Department of Health and Human Services; and Associate Director for Policy and Management, United States Mint, U.S. Treasury Department. Mr. Fischer held various financial management positions at the U.S. Department of Health, Education and Welfare, including Financial Management

Officer and Executive Officer for the Health Care Financing Administration of the Department of Health and Human Services. Mr. Fischer holds a B. A. in Mathematics from Vanderbilt University and a Masters in Financial Management from George Washington University.

        William E. Kimberly has been a director since 1995. Mr. Kimberly served as the President of the Manchester Group, Ltd., an investment banking firm, from 1990 to 1992, and as Chairman of NAZTEC International Group, Inc., its successor, since 1992. Prior thereto, Mr. Kimberly served in various senior executive capacities for 23 years for Kimberly Clark Corporation. Mr. Kimberly also serves as a director of Sytel Inc. and New Vantage Group, LLC. He is a member of the Board of Trustees of The Asheville School and the Pan American Development Foundation.

        Martin E. Maleska has been a director since February 2001. He has served as Managing Director of Veronis Suhler & Associates since January 1999. Prior thereto, Mr. Maleska worked at Simon & Schuster's International and Business and Professional Group, where he was president from 1995-1998. A managing director at Veronis Suhler & Associates from 1991-1995, Mr. Maleska concentrated on magazine, newspaper and book publishing transactions. Mr. Maleska holds a B.S. in Chemistry from Fordham University and an M.B.A. in Finance from New York University.

        Daniel J. Neal has served as a director and our Chief Executive Officer since joining the Company in September 2000. From July 1998 until joining the Company, Mr. Neal served in various positions with USinternetworking, Inc., including Vice President/General Manager, Senior Director, E-Commerce Partnering and Senior Director, Acquisition Integration. From April 1996 until July 1998, he was the Director of National Partnering for Global One Communications, LLC, a subsidiary of Sprint. Prior to that, Mr. Neal served as a senior staff member of the National Performance Review in the Office of the Vice President of the United States. Mr. Neal served in the public sector for over 10 years, five of which were at the U.S. General Services Administration, where he was Director of National Planning for the National Capital Region of the Public Building Service. Mr. Neal received his B.A. from the University of California, Berkeley, and holds an M.B.A. from the Wharton School at the University of Pennsylvania.

        John D. Sears has been a director since 1998 and has been employed in various executive capacities by the University of Phoenix since 1987, currently serving as Vice President of the Office of Institutional Development, and prior thereto as the Vice President of the Center for Distance Education. Mr. Sears holds a B.A. from the University of Notre Dame and a Masters in Business Administration from the University of Denver.

Rights to Nominate Directors

        As a result of the sale by iGate Capital Corporation (f/k/a Mastech Corporation) of all of its shares of VCampus common stock to Ashok Trivedi, a former director of VCampus, and another of iGate's executive officers in December 2001, iGate's right to nominate one representative for election to our Board of Directors terminated. Mr. Trivedi resigned from our Board of Directors in February 2002.

        So long as Qwest Investment Company (formerly US West Internet Ventures, Inc.), a subsidiary of Qwest Communications International Inc., or its affiliates holds at least 200,000 shares of our common stock, a designee of Qwest reasonably acceptable to us has the right to be included as a management nominee for election to the Board. This Board nomination right terminates upon the earlier of (a) April 20, 2003, or (b) the closing of a merger or sale of the Company or a change of control transaction involving the Company. Qwest has not submitted a designee for election to our Board.

Information Concerning the Board of Directors and Its Committees

        The business of the Company is under the general management of the Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. During the fiscal year ended December 31, 2001, the Board of Directors held five formal meetings and two special meetings, excluding actions by unanimous written consent. Each member of the Board attended at least 75% of the fiscal 2001 meetings of the Board of Directors and Board committees of which he was a member.

        The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee currently consists of Messrs. Kimberly, Sears and Maleska. During 2001, the Audit Committee held four formal meetings, excluding actions by unanimous written consent. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee currently consists of Mr. deCastro. Mr. Fingerhut resigned from the Board and the Compensation Committee in October 2001. During 2001, the Compensation Committee held no formal meetings, instead taking action exclusively by unanimous written consent. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for our officers, and determines the amount and type of equity incentives granted to participants in our 1996 Stock Plan. The Nominating Committee currently consists of Mr. Kannan. The Nominating Committee makes recommendations to the Board regarding the slate of directors to be nominated for election at our annual meetings of stockholders.

Vote Required

        The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as our directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect under Delaware law. However, because directors are elected by a plurality vote, abstentions in the election of directors have no effect once a quorum exists. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). Withheld votes and broker non- votes, if any, are not treated as votes cast and therefore, will have no effect on the proposal to elect directors.

The Board of Directors has unanimously approved and recommends that stockholders vote "FOR" the election of the management nominees listed above.

PROPOSAL NO. 2 — INCREASE TO NUMBER OF SHARES RESERVED UNDER OUR
1996 STOCK PLAN

        Our 1996 Stock Plan (the "1996 Plan") was adopted and approved by the Board of Directors in August 1996 and by our stockholders in September 1996. A total of 5,024,893 shares of common stock have been reserved for issuance under the 1996 Plan, 1,000,000 of which are subject to stockholder approval at the meeting. As of March 31, 2002, 46,785 shares of common stock had been issued upon exercise of options granted under the 1996 Plan, and options for 2,967,836 shares were outstanding thereunder at a weighted average exercise price of $1.91 per share. The 1996 Plan also allows for the grant of purchase rights, under which 303,960 shares have been purchased to date. Absent stockholder approval, only 706,312 shares remain available for issuance under the 1996 Plan as incentive stock options and all future grants from the 1,000,000 shares subject to this proposal will not qualify as incentive stock options.

        The 1996 Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

        In order to tie director compensation more directly to the individual director's contributions to the Company, the 1996 Plan includes an automatic grant program for non-employee directors. This program provides for automatic grants on January 1 of each year to directors who are not employees of the Company of an option to purchase 10,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director's initial election or appointment to the Board with the number of underlying shares equal to the product of 2,500 multiplied by the number of regularly scheduled meetings remaining in that year. Subject to continued status as a director, options granted pursuant to the automatic grant program vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 2,500 shares vest on each date the director attends a Board meeting in person during that year. In addition, each such director will automatically be granted a fully-vested option to purchase an additional 2,500 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

        As of March 31, 2002, approximately 50 persons were eligible to receive grants under the 1996 Plan. The Compensation Committee of the Board of Directors administers the 1996 Plan. Subject to the restrictions of the 1996 Plan, the Compensation Committee determines who is granted options, the terms of options granted, including exercise price, the number of shares subject to the option and the option's exercisability. The current members of the Compensation Committee are Mr. deCastro, Mr. Kannan and Mr. Fischer.

        The exercise price of options granted under the 1996 Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check to the order of the Company, or by any other means determined by the Board of Directors.

        Options granted to employees under the 1996 Plan generally become exercisable in increments, based on the optionee's continued employment with us, over a period of up to five years. The term of an incentive stock option may not exceed 10 years. The form of option agreement generally provides that options granted under the 1996 Plan, whether incentive stock options or nonstatutory options, expire 10 years from the date of grant. Incentive stock options granted pursuant to the 1996 Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Generally, in the event of a merger of the Company with or into another corporation or a sale of all or substantially all of our assets, all outstanding options under the 1996 Plan shall accelerate and become fully exercisable upon consummation of such merger or sale of assets.

        The Board may amend the 1996 Plan at any time or from time to time or may terminate the 1996 Plan without the approval of the stockholders, provided that stockholder approval is required for any amendment to the 1996 Plan requiring stockholder approval under applicable law as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1996 Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 1996 Plan will terminate in August 2006, unless terminated sooner by the Board.

Tax Consequences of Options

        An optionee who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee's alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option's exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option's exercise or (ii) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee's holding period with respect to such shares.

        All other options that do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee's holding period with respect to such shares.

        The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the federal income tax consequences to the optionee and the Company with respect to the grant and exercise of options under the 1996 Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Proposed Amendment

        In March 2002, the Board of Directors adopted an amendment to the 1996 Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares, from 4,024,893 shares to 5,024,893 shares (the "Share Amount Amendment"). Without giving effect to the Share Amount Amendment, as of March 31, 2002, only 706,312 shares remained available for future grant as incentive stock options under the 1996 Plan, which will not allow us to meet our anticipated needs with respect to the issuance of such additional options to our employees and consultants. Absent stockholder approval, all future grants from the 1,000,000 additional shares subject to this proposal will fail to qualify for favorable tax treatment as incentive stock options.

        At the meeting, we are asking the stockholders to approve the Share Amount Amendment.

Vote Required

        The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the meeting will be required to approve the Share Amount Amendment. Failure to obtain stockholder approval of the Share Amount Amendment will prevent us from granting incentive stock options out of the additional 1,000,000 shares, but will not necessarily prevent us from otherwise granting other awards under the 1996 Plan.

        Votes withheld on this proposal will be counted for purposes of determining the presence or absence of a quorum for the transaction of business and will be treated as shares represented and voting on this proposal at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved and recommends a vote "FOR" the proposed increase to the number of shares reserved for issuance under the 1996 Plan.

PROPOSAL NO. 3 — APPROVAL OF AN INCREASE IN THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

        The Board of Directors has approved, and recommends that the stockholders approve, an amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock by 64,000,000 shares, thereby increasing the total number of authorized shares of common stock from 36,000,000 shares to 100,000,000 shares.

        If all of the Company's currently outstanding preferred stock, convertible notes, options and warrants were converted into or exercised for common stock, we would have approximately 32,200,000 shares of common stock outstanding, leaving only approximately 3,800,000 shares of common stock authorized for future issuance. Management believes that more authorized shares will likely be needed to meet future contingencies. For example, if the future financings contemplated by Proposal No. 6 are approved, the increase in the number of shares of common stock contemplated by this proposal will be necessary in order to have sufficient shares of common stock available for issuance pursuant to those financings. In addition, the Board believes that the increased number of authorized shares of common stock will provide VCampus and its stockholders several potential long-term advantages. We could pursue acquisitions or enter into other transactions involving the issuance of stock that provide the potential for growth and profit. We could also raise cash through additional sales of stock privately or publicly. Other than as contemplated by Proposal No. 6, we currently have no definitive plans to issue additional shares of common stock.

        The current number of outstanding shares of common stock is approximately 14,700,000. Add to that the approximately 7,500,000 shares issuable in connection with the financing completed in December 2001 and related transactions as described in Proposal No. 5, plus an estimate of approximately 25,000,000 shares of common stock that could be needed for issuance in connection with the new financing described in Proposed No. 6 (assuming a $12.5 million financing at an assumed market price of $0.50 per share) and approximately 9,000,000 additional shares of common stock to cover other outstanding warrants and options, and VCampus could easily need at least 56,000,000 authorized shares of common stock. VCampus believes that increasing the number of authorized shares to 100,000,000 is appropriate to provide flexibility for future contingencies.

Vote Required

        The affirmative vote of the holders of at least at majority of all outstanding shares of our common stock and preferred stock entitled to vote thereon and voting together as a single class is required to approve this amendment to our Certificate of Incorporation.

        In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Because we need an absolute majority vote to approve this proposal, abstentions and broker non-votes will have the same effect as negative votes.

The Board of Directors has unanimously approved the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock, and recommends a vote "FOR" Proposal No. 3.

PROPOSAL NO. 4 — APPROVAL OF THE SALE OF SECURITIES TO CERTAIN VCAMPUS OFFICERS AND DIRECTORS IN CONNECTION WITH PRIOR FINANCING

        In May and June 2001, we completed a $3.2 million private equity placement of 3,038,919 shares of common stock at a price of $1.06 per share, together with warrants to purchase 759,729 shares of common stock at $1.79 per share. Some of our officers and directors participated as minority investors in this financing. Nasdaq Marketplace Rules require stockholder approval for certain issuances of securities to officers and directors that are deemed by Nasdaq to be compensatory in nature. Because the securities issued in connection with this financing (to both insiders and outside investors) were issued at a price that was less than the $1.72 per share closing price of our common stock on the date of issuance, Nasdaq has determined that such issuances are compensatory for purposes of the Nasdaq Marketplace Rules. Accordingly, in addition to the stockholder approval we obtained for the financing as a whole at our annual meeting last year, we are hereby soliciting specific stockholder approval for the issuance of securities to our officers and directors in that financing. The closing sale price of our common stock on April     , 2002 was $                  per share, a price that is      % less than the per share price paid by our officers and directors in the May 2001 financing.

Interests of VCampus Officers and Directors in the Financing

        The terms of the financing in question were negotiated at arms' length with a placement agent. While officers and directors participated in the financing, they did so only as investors, and on the exact same terms as outside investors. The $335,500 invested by officers and directors represents approximately 10% of the aggregate amount raised in the financing. The directors and officers who participated in the financing, their positions at that time and the amount of their investment are set forth below:

Name	Title	Amount Invested	Shares	Warrants
Daniel J. Neal	Chief Executive Officer	$10,600	10,000	2,500
Deborah A. Colella	Vice President	$15,900	15,000	3,750
Barry K. Fingerhut	Director	$159,000	150,000	37,500
John D. Sears	Director	$150,000	141,509	35,377

        Mr. Fingerhut resigned from our Board of Directors in October 2001. For more information regarding security ownership by the persons named in the table above, please see the Principal Stockholders table in "Other Information" beginning on page 23.

Effect of Not Approving This Proposal

        If we do not obtain stockholder approval for this proposal, Nasdaq has advised us that it would likely require us to rescind the offer to the officers and directors participating in the offer and repurchase the shares and warrants issued to them at the original purchase price. Our current cash position would make returning the $335,500 invested difficult, and could negatively impact our ability to manage operations. In addition, until we repurchased the securities, we would be required to account for that obligation as a debt. Potential investors might be wary of investing in us if they know that the amounts they invest will be used to pay amounts due to our officers and directors.

Vote Required

        The affirmative vote of the holders of a majority of all shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the meeting will be required to approve under proposal. The shares of common stock, the issuance of which are subject to approval under this proposal, will not be counted in the vote for this proposal or for any other proposal in this proxy statement. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the annual meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors, with Mr. Sears and former director Mr. Fingerhut abstaining, has unanimously approved director and officer participation in the referenced financing and recommends that you vote "FOR" this Proposal No. 4.

PROPOSAL NO. 5 — APPROVAL OF DECEMBER 2001 FINANCING
AND RELATED TRANSACTIONS

        In December 2001, we raised $1.85 million through a private placement to existing investors of 2,642,836 shares of Series F preferred stock at a price of $0.35 per share and $925,000 in principal amount of 8% convertible notes due December 31, 2003. We also issued five-year warrants to purchase a total of 1,982,127 shares of common stock at $0.40 per share. Barry Fingerhut, a former director of VCampus and our largest beneficial stockholder, invested $1.0 million of the $1.85 million raised in the financing.

        In March 2002, Barry Fingerhut agreed to cancel the entire balance of principal and interest of $510,444 outstanding under the convertible notes issued to him in the December 2001 financing in exchange for an aggregate of 1,458,413 shares of Series F-1 preferred stock at $0.35 per share. Each share of Series F-1 preferred stock is initially convertible into one share of common stock. As an inducement to effect this exchange of debt for equity, we issued to Mr. Fingerhut warrants to purchase an aggregate of 145,841 shares of common stock at an exercise price of $0.40 per share. Also in March 2002, we issued the remaining 357,164 authorized shares of Series F preferred stock to Hambrecht & Quist Guaranty Finance, LLC in exchange for cancellation of indebtedness of approximately $125,000, at a rate of $0.35 per share.

        In addition, we are currently negotiating with the holders of the remaining convertible notes issued in December 2001, in the original principal amount of $425,000, in an effort to get them to agree to cancel such notes in exchange for preferred stock on substantially the same terms as Mr. Fingerhut's exchange of notes for preferred stock and warrants in March 2001, as described above. In soliciting your approval for this proposal, we are asking you to approve such exchange and the right of the holders thereof to fully convert into common stock the securities that we might issue pursuant thereto on the terms described above.

        We are not required to issue any shares of common stock upon conversion or exercise of any of the securities issued in connection with these transactions if and to the extent such issuance would exceed the number of shares permitted to be issued prior to stockholder approval under Nasdaq Marketplace Rules. Through the date of this proxy, no shares of common stock have been issued pursuant to the transactions that are the subject of this proposal.

Nasdaq Stockholder Approval Requirements

        We are submitting this proposal for stockholder approval pursuant to Nasdaq Marketplace Rules, which include several non-quantitative designation criteria required of a Nasdaq SmallCap Market issuer, such as us. Two of the events that require prior stockholder approval pursuant to these rules are as follows:

  •
  when the issuance or potential issuance (of securities of the issuer) will result in a change of control of the issuer; and

  •
  in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

        Although the securities issued in the December 2001 financing were issued with conversion prices at or above market value of our common stock on the date of issuance, because the conversion in full of convertible securities sold in the December 2001 financing (and the conversion of preferred stock and exercise of warrants issued in exchange for cancellation of a portion of such securities and other debt) could result in the issuance by us of more than a majority of our outstanding common stock outstanding at the time we completed the December 2001 financing, the full conversion of such securities into common stock is subject to the shareholder approval rules and, therefore, requires your approval.

Vote Required

        The affirmative vote of the holders of a majority of all shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the annual meeting will be required to approve this proposal.

        In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the annual meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved the December 2001 financing and the subsequent issuance of preferred stock and warrants in exchange for the cancellation of notes issued in such financing and other debt and recommends that you vote "FOR" Proposal No. 5.

PROPOSAL NO. 6 — APPROVAL OF FUTURE FINANCING

        To meet our needs for working capital and to enhance our prospects for future growth, we believe we will need to raise additional funds in 2002 or 2003. In an effort to meet these capital requirements, we are seeking your approval for raising up to $12.5 million through the private placement of our securities from time to time until June 30, 2003, on an as needed basis, as determined by our Board of Directors and subject to the limitations described herein. A summary of the terms of the proposed future financings is set forth below. We strongly encourage you to review these terms in making your decision to vote your proxy.

Securities Offered

        The securities we might offer in the future financings could consist of common stock, preferred stock, convertible notes, warrants or any combination of the foregoing. In soliciting stockholder approval for this proposal, we are asking stockholders to give us the discretion to sell shares of common stock (or securities convertible into common stock) at any price deemed necessary by the VCampus Board of Directors so long as the price per share (or exercise or conversion price per share, as the case may be) is no less than 90% of the average closing sale price of our common stock for the five trading days prior to issuance. In any event, in connection with any financing completed in reliance upon the approval obtained under this proposal, without obtaining additional stockholder approval for the specific financing we will not issue or obligate ourselves to issue more than 25,000,000 shares of common stock (as adjusted for any stock splits, stock dividends or similar transactions), excluding any shares of common stock issuable upon exercise of warrants that we might issue in connection therewith. The number of warrants we might issue, if any, will in no event exceed the number of shares of common stock otherwise issued or issuable in the future financings.

        The following table shows the potential number of shares that we might issue in the future financings and the approximate percentage of our voting stock that such shares would represent upon closing. This table is only intended to provide a few examples of the potential dilution associated with the new financings. The actual number of shares issued and the price at which we might actually sell securities could largely depend upon the trading price of our common stock prior to closing. If this proposal is approved, and we issue a substantial portion of the $12.5 million in securities, the existing holders of our equity securities could face substantial dilution of their voting and percentage ownership interest in VCampus.

Shares Issued (Percentage Outstanding) at an Assumed Sale Price Per Share
Assumed Amount Raised in Financing
	$0.40	$0.50	$1.00
$ 5,000,000	12,500,000 (37.3%)	10,000,000 (32.3%)	5,000,000 (19.2%)
$10,000,000	25,000,000 (54.4%)	20,000,000 (48.8%)	10,000,000 (32.3%)
$12,500,000	Would Exceed Share Cap	25,000,000 (54.4%)	12,500,000 (37.3%)

        The VCampus Board will determine, in its discretion, the particular terms of any series of preferred stock to be sold in the financings. Those terms might include:

  •
  the designation, number of shares and stated value per share;
  •
  the amount of liquidation preference;
  •
  the price at which shares of such series of preferred stock will be sold;
  •
  the dividend rate or rates (or method of determining the dividend rate);
  •
  the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holder entitled to such dividends;
  •
  any redemption or sinking fund provisions;
  •
  any voting rights;
  •
  any conversion or exchange provisions, including conversion into common stock; and

  •
  any additional dividend, redemption, liquidation or other preferences or rights and qualifications, limitations or restrictions thereof.

The Warrants

        We may sell and issue warrants to any purchaser or placement agent in the financings. The warrants may be sold separately or sold together with the common stock, convertible notes or the preferred stock. We will limit the number of warrants that we may issue in the financings to not more than the number of shares of common stock otherwise issued or issuable in the financings.

        The warrants may be issued at any purchase price that the VCampus Board determines is appropriate. Typically, warrants are issued for no consideration as an inducement to the investor to purchase the securities. We currently do not expect to receive a purchase price for the warrants. The exercise price of any warrants will be subject to the 90% price limitation described above.

        The warrants are expected to contain provisions that protect the purchaser against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend or recapitalization. The exercise price for the warrant shares will be payable in cash or by deducting the purchase price from the value of the shares issued upon exercise of the warrant.

        The warrants will be evidenced by warrant certificates. Unless otherwise specified, the warrant certificates may be traded separately from the common or preferred stock or convertible notes, if any, with which the warrant certificates were issued. Until a warrant is exercised, the holder of a warrant will not have any of the rights of a stockholder.

        The VCampus Board of Directors, in its discretion, may determine the terms of the warrants, including:

  •
  the title and the aggregate number of warrants;
  •
  the date or dates on which the warrants will expire;
  •
  the price or prices at which the warrants are exercisable;
  •
  the periods during which the warrants are exercisable;
  •
  the terms of any mandatory or optional call provisions; and
  •
  the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration.

Manner of Sale

        We may sell the securities through agents, underwriters, dealers or directly to purchasers. We will receive the proceeds from the sale of our securities, less any commissions or other selling expenses of agents, underwriters or dealers.

Antidilution

        The securities issued in connection with the future financings could contain anti-dilution protection against future issuances of our common stock, directly or through options, warrants or otherwise, at a price per share less than the fair market value as of the date of issuance or less than the purchase price or exercise price of the securities sold in the future financings. If triggered, this would cause further dilution to existing stockholders.

Registration Rights

        We expect to offer to file a registration statement to register the common stock sold or issuable in connection with the future financings shortly following the closing of such financings, and to use best efforts to cause that registration statement to become effective within a few months thereafter.

Voting and Board Representation

        We expect any preferred shares we might offer in the financings would carry full voting rights consistent with our existing series of preferred stock. If negotiated by the investors in the future financings, we expect to offer to allow them to appoint up to two directors to our Board of Directors.

Nasdaq Stockholder Approval Requirements

        We are submitting this proposal for stockholder approval pursuant to Nasdaq Marketplace Rules, which include several non-quantitative designation criteria required of a Nasdaq SmallCap Market issuer, such as us. Two of the events that necessitate prior stockholder approval pursuant to these rules are as follows:

  •
  when the issuance or potential issuance (of securities of the issuer) will result in a change of control of the issuer; and

  •
  in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

        Because the proposed financing arrangements described in this proposal potentially involve: (1) the issuance by us of common stock greater than 20% of our currently outstanding common stock at below market value, and (2) the issuance of more than a majority of our currently outstanding common stock, the proposal is subject to these Nasdaq shareholder approval rules and, therefore, requires your approval.

Vote Required

        The affirmative vote of the holders of a majority of all shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the meeting will be required to approve this proposal.

        In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the annual meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will to be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors has unanimously approved the future financings and recommends that you vote "FOR" Proposal No. 6.

PROPOSAL NO. 7 — APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Background and Description of Delaware State Law Requirements

        Our Board of Directors has approved, and recommends that the stockholders approve, a proposed amendment to our Certificate of Incorporation that will give the Board of Directors the discretion to effect a reverse split of the common stock at any time within one year of the date of the meeting. Under Delaware law, a reverse stock split cannot occur unless stockholders approve the proposed amendment to the Certificate of Incorporation. Under the terms of this proposal, the Board of Directors would have the authority to issue one new share of common stock in exchange for not more than 50 outstanding shares of common stock, with the exact ratio and timing to be determined by the Board of Directors in its discretion. If implemented, the amendment of our Certificate of Incorporation would be effective on the date the Amended Certificate of Incorporation reflecting the reverse stock split is filed with the Delaware Secretary of State.

        In a reverse stock split, multiple shares of our common stock will be combined into one share. A reverse stock split will not alter the par value of the common stock or the number of shares authorized for issuance, but will simply reduce the number of shares of common stock issued and outstanding by a factor equal to the size of the reverse stock split.

Purpose of the Proposed Reverse Stock Split

        To Comply with Nasdaq Listing Requirements. Our common stock is currently listed on the Nasdaq SmallCap Market. In order for our common stock to continue to be listed on the Nasdaq SmallCap Market, we must satisfy continued listing requirements established by Nasdaq. Among other things, the Nasdaq SmallCap Market requires us to maintain a minimum closing bid price of at least $1.00 per share for at least one of every 30 consecutive business days. Under Nasdaq's listing maintenance standards for Nasdaq SmallCap Market issuers, if the closing bid price of the common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 180 calendar days following notification by Nasdaq, Nasdaq may thereafter pursue delisting of the issuer's common stock from the Nasdaq SmallCap Market. Nasdaq recently announced a moratorium on the minimum bid price requirement for continued listing on Nasdaq, but this moratorium expired on January 2, 2002 and Nasdaq has not taken any action to extend the moratorium beyond that date. If Nasdaq were to delist our common stock, the common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient markets that are not as widely traded and will not attract as much attention from the investment community as the Nasdaq Stock Market. For the reasons stated below, we believe that a reverse stock split will assist us in complying with Nasdaq's continued listing requirements.

        To Increase the Number of Authorized and Available Shares for Future Issuance. If the stockholders at the annual meeting do not approve Proposal No. 3 to this proxy statement, which seeks to increase our number of authorized shares of common stock from 36,000,000 shares to 100,000,000 shares, we will likely have an insufficient number of authorized shares of common stock to issue the common stock contemplated by the future financing discussed in Proposal No. 6, and absent such financing would have only a limited number of authorized shares to meet future contingencies. While our primary purpose for a reverse stock split is to assist our efforts in complying with Nasdaq's minimum bid price requirement for continued listing, an additional effect of a reverse stock split will be to effectively increase the number of authorized shares of common stock available for issuance by decreasing the number of outstanding shares of common stock. For this reason, approval of a reverse stock split will enable us to have the requisite number of shares of common stock to complete the new financing contemplated in Proposal No. 6 and will provide additional flexibility to meet future contingencies, even if the stockholders do not approve the authorized share increase contemplated by Proposal No. 4.

Current Status of VCampus with Regard to Nasdaq's Minimum Bid Price Requirement

        On April    , 2002, our common stock closed at $                  per share. Moreover, the market price of our common stock has not closed above $1.00 per share since September 7, 2001. As a result, at the time of the mailing of this proxy we were not in compliance with Nasdaq's $1.00 minimum bid price requirement. On February 14, 2002, Nasdaq notified us that we were no longer in compliance with the maintenance standards for continued listing on the Nasdaq SmallCap Market for failure to satisfy the $1.00 minimum bid price requirement. Consequently, if we do not demonstrate compliance with this requirement before August 13, 2002, Nasdaq has indicated it could pursue delisting proceedings against us. The Board of Directors believes that granting the Board the authority to effect a reverse stock split will improve our chances of regaining compliance with the $1.00 minimum bid price requirement.

Reasons for Board Discretion to Determine the Size and Timing of a Reverse Stock Split

        This proposal will give the Board of Directors discretion to issue one new share of common stock in exchange for not more than 50 outstanding shares of common stock, with the exact ratio of the reverse stock split to be determined by the Board of Directors. The Board of Directors believes it needs discretion to determine the size and timing of the reverse stock split in order to increase the probability, at least initially, that the reverse stock split will allow us to achieve compliance with Nasdaq's $1.00 minimum bid price requirement.

Effect of a Reverse Stock Split

        If implemented, a reverse stock split will reduce the number of shares of common stock issued and outstanding. The Board of Directors expects that this reduction will result initially in an increase in the bid price of the common stock to a level above the current bid price and above $1.00 per share. However, the effect of a reverse stock split upon the market price for the common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. The market price per share of the common stock after a reverse stock split might not rise in proportion to the reduction in the number of shares of the common stock outstanding. In addition, the market price per share of the common stock after a reverse stock split might not either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq. The market price of the common stock might also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

        If a reverse stock split is approved by the stockholders, the Board of Directors, in its discretion, will determine whether and when to effect the reverse stock split at any time within one year of the meeting, and the appropriate number of outstanding shares of common stock to be exchanged for a single new share of common stock. The reverse split number will be less than or equal to 50. The actual reverse split number will be determined in a manner that takes into consideration the market conditions and expectations at the time, including:

  •
  the market price of our common stock;
  •
  our quarterly results during and 2002 and 2003;
  •
  our internal cash flow and earnings forecasts; and
  •
  the economic outlook for the economy as a whole.

        Upon the effective date of a reverse split, each fixed number of shares of common stock issued and outstanding equal to the reverse split number will be combined, reclassified, and changed into one fully paid and non-assessable share of common stock. Each holder of shares of common stock will be entitled to receive, upon surrender of the certificates representing such common stock, a new certificate representing the number of shares of common stock previously held divided by the reverse stock split number. No fractional shares of common stock or scrip representing fractional shares will be issued as a result of the reverse stock split. Although the number of each stockholder's shares of common stock will be reduced as a result of the reverse stock split, such stockholder's voting rights and pro rata equity interest in VCampus will not be reduced, except for possible negligible changes due to our purchase of fractional shares as described below. Assuming the number of authorized shares of common stock is increased as contemplated in Proposal No. 3, the aggregate number of shares of common stock that we will have the authority to issue will be 100,000,000. The number of remaining shares of preferred stock that we have authority to issue will remain at 10,000,000.

        The following tables show the pro forma effect of the reverse stock split on the number of shares outstanding, allocated and available for future issuance. The first table is based upon 14,699,554 shares of common stock outstanding as of the record date. The second table assumes 39,699,554 shares outstanding, which includes 14,699,554 shares of common stock outstanding as of the record date and 25,000,000 shares of common stock issued in the new financing contemplated by Proposal No. 6. The tables show the effect of a reverse stock split of 1-for-1 (no split) 1-for-5, 1-for-10, 1-for-20 and 1-for 50. These tables are not exhaustive of all possible reverse stock splits that fall within the Board approved range and are only intended for illustrative purposes.

As of the record date

	After the Reverse Stock Split
Reverse Stock Split Number	Common Shares Outstanding	Shares Allocated for Securities Convertible Into Common Stock	Shares Available for Future Issuance
1-for-1 (no split)	14,699,554	17,474,445	3,826,001
1-for-5	2,939,911	3,494,889	29,565,200
1-for-10	1,469,955	1,747,445	32,782,600
1-for-20	734,978	873,722	34,391,300
1-for-50	293,991	349,489	35,356,520

Assuming Shares Issued Pursuant to Proposal No. 6

	After the Reverse Stock Split
Reverse Stock Split Number	Common Shares Outstanding	Shares Allocated for Securities Convertible into Common Stock	Shares Available For Future Issuance
1-for-1 (no split)	39,699,554	17,474,445	None
1-for-5	7,939,911	3,494,889	24,565,200
1-for-10	3,969,955	1,747,445	30,282,600
1-for-20	1,984,978	873,722	33,141,300
1-for-50	793,991	349,489	34,856,520

        Our stock option plans and outstanding warrants and shares of convertible preferred stock provide for automatic equitable adjustments on account of a stock split to both the aggregate number of shares of common stock available for issuance thereunder and the exercise or conversion prices relating thereto. As a result, if the reverse stock split is effected, the number of shares of common stock authorized for issuance under each of our stock option plans will be divided by the reverse split number. Furthermore, the number of shares of common stock subject to each stock option outstanding under the plans will be divided by the reverse split number and the per share exercise price under each such option will be multiplied by the reverse split number. In addition, the number of shares of common stock issuable upon exercise of each warrant will be divided by the reverse split number and the per share exercise price under each warrant will be multiplied by the reverse split number.

        Except for changes resulting from the receipt of cash in lieu of fractional shares as described below, the reverse stock split will not change the equity interests of our stockholders and will not affect the relative rights of any stockholder or result in a dilution or diminution of any stockholder's proportionate interest in VCampus. Management does not believe, nor does it intend, that the reverse stock split will result in a significant number of stockholders, if any, being cashed out by virtue of holding less than one share after the reverse stock split. If adopted, the amendment will not affect the par value of the common stock of $0.01 per share.

Fractional Shares

        Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock that is not evenly divisible by the reverse split number will be entitled to, upon surrender of certificates representing such shares, a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing sale price of our common stock on the effective date as reported on The Nasdaq SmallCap Market. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive payment therefor as described above.

Procedure for Implementing the Reverse Stock Split

        If this proposal is approved by the stockholders at the annual meeting, the Board of Directors, in its discretion, will have the authority to execute a reverse stock split and determine its size at any time within one year of the special meeting. It is likely that our Board of Directors will implement a reverse stock split if the closing bid price of the common stock remains below the minimum closing bid price under Nasdaq listing standards of $1.00 for an extended period of time. The amendment to our Certificate of Incorporation will become effective upon the filing with the Delaware Secretary of State. We plan to issue a press release if and when the Board of Directors decides to effect a reverse stock split.

        Each stockholder of record as of the close of business on the effective date will be entitled to receive, upon surrender of a certificate of shares of common stock, a new stock certificate representing the number of whole shares of common stock to which the holder shall be entitled pursuant to the reverse stock split. For example, if the Board effects a 1-for-5 reverse split and a stockholder owned 500 shares of common stock on the effective date, upon surrender of the certificate for 500 shares, we would mail to the stockholder a share certificate for 100 shares of common stock. Any certificates for shares of common stock not so surrendered shall automatically be deemed to represent the appropriate post-split number of shares of common stock.

        We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Shortly after the effective date, the holders of outstanding certificates representing shares of common stock will receive instructions from the exchange agent for the surrender of those certificates. No new certificates or cash in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered to the exchange agent its outstanding certificates, together with a properly completed and executed letter of transmittal. Stockholders should not destroy any stock certificate and should not submit any certificate until requested to do so by us or the exchange agent.

Federal Income Tax Consequences

        The following discussion generally describes certain federal income tax consequences of the proposed reverse stock split to our stockholders. The following does not address any foreign, state, local tax or alternative minimum income, or other federal tax consequences of the proposed reverse stock split. The actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to such stockholder's acquisition and ownership of the common stock. Thus, we make no representations concerning the tax consequences for any of our stockholders and recommend that each stockholder consult with such stockholder's own tax advisor concerning the tax consequences of the reverse stock split, including federal, state and local, or other income tax.

        We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed reverse stock split. However, we believe that, because the reverse stock split is not part of a plan to periodically increase a stockholder's proportionate interest our assets, earnings or profits, the proposed reverse stock split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code") and will have the following income tax effects:

  •
  We will not recognize any gain or loss as a result of the reverse stock split.

  •
  A stockholder will not recognize taxable gain or loss as a result of the reverse stock split, except to the extent a stockholder receives cash in lieu of fractional shares. Cash payments in lieu of a fractional share of common stock should be treated as if the fractional share were issued to the stockholder and then redeemed by us for cash. Generally, a stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. Such gain or loss generally will be capital gain or loss.

  •
  In the aggregate, the stockholder's basis in common stock received after a reverse stock split will equal his basis in the shares of common stock exchanged therefore (but not including the basis allocated to a fractional share for which the stockholder is entitled to receive cash), and such stockholder's holding period for common stock received after a reverse stock split will include the holding period for those shares exchanged if those shares were capital assets in the hands of such stockholder.

Vote Required

        The affirmative vote of the holders of a majority of the shares of all outstanding shares of common stock and preferred stock entitled to vote thereon and voting together as a single class is required to approve this amendment to our Certificate of Incorporation.

        In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the special meeting. Because we need an absolute majority vote to approve this proposal, abstentions and broker non-votes will have the same effect as negative votes.

        Notwithstanding the approval of the proposal by the stockholders, the Board may elect not to implement, or to delay the implementation of, the reverse stock split if the Board determines that the reverse stock split would not be in the best interests of VCampus and its stockholders.

The Board of Directors has unanimously approved of the proposed amendment to our Amended and Restated Certificate of Incorporation authorizing the reverse stock split and recommends a vote "FOR" this Proposal No. 7.

PROPOSAL NO. 8 —
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        Our Board of Directors has appointed the firm of Ernst & Young LLP, McLean, Virginia, to serve as our independent auditors for the fiscal year ending December 31, 2002, and recommends that the stockholders ratify such action. Ernst & Young LLP has audited our accounts since 1994 and has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of Ernst & Young LLP are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

        The affirmative vote of the holders of a majority of the shares of our common stock and preferred stock present or represented and voting together as one class on this proposal at the Meeting shall constitute ratification of the appointment of Ernst & Young LLP. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider its selection.

Audit Fees

        Ernst & Young LLP billed us aggregate fees of approximately $113,895 for professional services rendered for the audit of our annual financial statements of fiscal year 2001 and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal 2001.

All Other Fees

        Ernst & Young LLP billed us aggregate fees of approximately $63,779 for professional services rendered in fiscal 2001 other than audit services and review of quarterly reports. These fees resulted primarily from services rendered for the review of our fiscal 2000 tax return and review of our registration statements and reports filed with the SEC during fiscal 2001. The Audit Committee of the Board of Directors considered whether these activities were compatible with the maintenance of independence by Ernst & Young LLP. We did not engage Ernst & Young LLP in fiscal 2001 to perform any services for financial information systems design or implementations.

The Board of Directors has unanimously approved and recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002.

OTHER INFORMATION

Principal Stockholders

        The following table sets forth certain information regarding the ownership of shares of our common stock and preferred stock as of the record date by:

  •
  each person known by us to beneficially own more than 5% of the outstanding shares of any class of our capital stock;
  •
  each of our directors and director nominees;
  •
  each of the Named Executive Officers, as listed under "— Executive Compensation — Summary Compensation" below; and
  •
  all of our directors and executive officers as a group.

        As of the record date, we had outstanding:

  •
  14,699,554 shares of common stock;
  •
  623,339 shares of Series C preferred stock;
  •
  1,013,809 shares of Series D preferred stock;
  •
  552,530 shares of Series E preferred stock;
  •
  3,000,000 shares of series F preferred stock;
  •
  1,458,413 shares of Series F-1 preferred stock; and
  •
  1,214,284 shares of common stock issuable upon conversion of convertible notes.

        Share ownership in the case of common stock includes shares issuable upon conversion of preferred stock and convertible notes into common stock, and exercise of warrants and options that may be exercised in each case within 60 days after the record date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Percentage voting power is calculated assuming the common stock and all series of preferred stock vote together as one class with each share of common stock and preferred stock entitled to one vote. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock and preferred stock indicated below.

	Shares Beneficially Owned
	Common Stock		Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Series F and F-1 Preferred Stock
Name	Number of Shares	Percent of Shares	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Percentage Total Voting Power
Barry K. Fingerhut (1)(8) 80 Cuttermill Road, Suite 311 Great Neck, NY 11021	7,898,503	39.4%	229,839	36.9%	409,090	40.4%	—	—	2,886,973	64.8%	28.1%
Dolphin Offshore Partners, L. P.(2) c/o Dolphin Asset Mgmt. Corp. 129 East 17th Street New York, NY 10003	2,020,984	12.3%	—	—	—	—	—	—	571,424	12.9%	4.4%
Comvest Venture Partners, LLC(3) 830 Third Avenue New York, NY 10003	1,614,677	10.2%	—	—	—	—	—	—	357,140	8.0%	4.1%
Barry Rubenstein (4)(10) 68 Wheatley Road Brookville, NY 11545	1,474,990	9.5%	218,612	35.1%	381,817	37.7%	—	—	—	—	5.8%
Irwin Lieber(5)(10) 80 Cuttermill Road, Suite 311 Great Neck, NY 11021	1,450,160	9.3%	207,387	33.3%	381,817	37.7%	—	—	—	—	5.7%
Seth Lieber(6)(10) 80 Cuttermill Road, Suite 311 Great Neck, NY 11021	1,369,641	8.8%	192,025	30.8%	363,636	35.9%	—	—	—	—	5.4%
Jonathan Lieber(7)(10) 80 Cuttermill Road, Suite 311 Great Neck, NY 11021	1,366,829	9.1%	192,025	30.8%	363,636	35.9%	—	—	—	—	5.4%
Wheatley Partners, L. P.(8)(10) 80 Cuttermill Road, Suite 311 Great Neck, NY 11021	1,360,295	8.8%	189,071	30.3%	363,636	35.9%	—	—	—	—	5.4%
Wheatley Foreign Partners, L. P. (9)(10) Third Floor, One Capital Place George Town, Grand Cayman Cayman Islands, B. W. I.	1,360,295	8.8%	189,071	30.3%	363,636	35.9%	—	—	—	—	5.4%
Qwest Investment Company(11) 1801 California Street Suite 5100 Denver, CO 80202	1,071,427	7.0%	—	—	—	—	—	—	—	—	1.7%
Hambrecht & Quist Guaranty Finance, LLC (12) One Bush Street San Francisco, CA 94101	1,859,624	11.2%	—	—	—	—	552,530	100%	642,876	14.4%	5.7%

	Shares Beneficially Owned
	Common Stock		Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Series F and F-1 Preferred Stock
Name	Number of Shares	Percent of Shares	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Percentage Total Voting Power
Narasimhan P. Kannan(13)	678,519	4.5%	—	—	—	—	—	—	—	—	*
John D. Sears(14)	405,890	2.7%	—	—	—	—	—	—	—	—	*
Daniel J. Neal(15)	442,057	2.9%	—	—	—	—	—	—	—	—	*
Deborah A. Colella(16)	72,812	*	—	—	—	—	—	—	—	—	*
William E. Kimberly(17)	132,665	*	—	—	—	—	—	—	—	—	*
Michael A. Schwien(18)	31,168	*	—	—	—	—	—	—	—	—	*
Vini Handler(22)	72,812	*	—	—	—	—	—	—	—	—	*
Randy Saari(19)	83,212	*	—	—	—	—	—	—	—	—	*
Michael W. Anderson(20)	2,300	*	—	—	—	—	—	—	—	—	*
Martin E. Maleska(21)	43,557	*	—	—	—	—	—	—	—	—	*
Edson D. deCastro(22)	38,548	*	—	—	—	—	—	—	—	—	*
All directors and executive officers as a group (6 directors and 2 executive officers)(23)	1,775,500	11.2%	—	—	—	—	—	—	—	—	2.3%

*
Less than one percent.

(1)
Consists of: (i) 1,936,437 shares of common stock, 45,835 shares of common stock issuable upon conversion of Series C preferred stock, 45,454 shares of common stock issuable upon conversion of Series D preferred stock, 2,886,973 shares of common stock issuable upon conversion of Series F and Series F-1 preferred stock, and 1,542,575 shares of common stock issuable upon exercise of warrants, all held by Mr. Fingerhut directly; (ii) 538,465 and 39,947 shares of common stock, 211,231 and 17,945 shares of common stock issuable upon conversion of Series C preferred stock, 335,162 and 28,474 shares of common stock issuable upon conversion of Series D preferred stock and 174,266 and 14,805 shares of common stock issuable upon exercise of warrants, all held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., respectively, two investment partnerships of which Mr. Fingerhut serves as an officer of the General Partner; (iii) 3,580 shares of common stock issuable upon conversion of Series C preferred stock and 2,954 shares of common stock issuable upon exercise of warrants held in a joint account with respect to which Mr. Fingerhut has investment and voting power; and (iv) 24,400 shares of common stock held by Mr. Fingerhut's spouse. Mr. Fingerhut disclaims beneficial ownership of the shares held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his pecuniary interest therein.

(2)
Consists of 350,000 shares of common stock, 571,424 shares of common stock issuable upon conversion of Series F preferred stock, 583,491 shares of common stock issuable upon conversion of convertible notes and 516,068 shares of common stock issuable upon the exercise of warrants.

(3)
Consists of 500,000 shares of common stock, 357,140 shares of common stock issuable upon conversion of Series F preferred stock, 364,682 shares of common stock issuable upon conversion of convertible notes and 392,855 shares of common stock issuable upon the exercise of warrants.

(4)
Consists of 1,360,295 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to each of which Mr. Rubenstein is the CEO of the general partner, and 35,806 shares of common stock issuable upon conversion of Series C preferred stock, 18,181 shares of common stock issuable upon conversion of Series D preferred stock, 29,541 shares of common stock issuable upon exercise of warrants and 31,167 shares of common stock, held by three investment partnerships with respect to which Mr. Rubenstein is a general partner. Mr. Rubenstein disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(5)
Consists of: (i) 1,360,295 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to each of which Mr. Leiber may be deemed to share voting and dispositive power; (ii) 4,297 shares of common stock issuable upon conversion of Series C preferred stock and 3,545 shares of common stock issuable upon exercise of a warrant, both held by Mr. Leiber's child; and (iii) 14,771 shares of common stock issuable upon exercise of a warrant, 17,904 shares of common stock issuable upon conversion of Series C preferred stock, 18,181 shares of common stock issuable upon conversion of Series D preferred stock and 31,167 shares of common stock, all held by Mr. Leiber. Mr. Leiber disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(6)
Consists of: (i) 1,360,295 shares beneficially owed by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to which Mr. Leiber may be deemed to share voting and dispositive power; and (ii) 2,954 shares of common stock issuable upon exercise of a warrant, 3,580 shares of common stock issuable upon conversion of Series C preferred stock and 2,812 shares of common stock, all held by Mr. Leiber.

(7)
Consists of: (i) 1,360,295 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to which Mr. Leiber may be deemed to share voting and dispositive power; and (ii) 3,580 shares of common stock issuable upon conversion of Series C preferred stock and 2,954 shares of common stock issuable upon exercise of a warrant, all held by Mr. Leiber. Mr. Leiber disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(8)
Includes: (i) 211,231 shares of common stock issuable upon conversion of Series C preferred stock; (ii) 174,266 shares of common stock issuable upon exercise of warrants which are currently exercisable; (iii) 335,162 shares of common stock issuable upon conversion of Series D preferred stock; and (iv) 39,947 shares of common stock, 14,805 shares of common stock issuable upon exercise of a warrant, 17,945 shares of common stock issuable upon conversion of Series C preferred stock and 28,474 shares of common stock issuable upon conversion of Series D preferred stock, all held by Wheatley Foreign Partners, L.P. Wheatley Partners, L.P. disclaims beneficial ownership of the shares held by Wheatley Foreign Partners, L.P., except to the extent of its pecuniary interest therein.

(9)
Includes 1,259,124 shares beneficially held by Wheatley Partners, L.P and 14,805 shares of common stock issuable upon exercise of a warrant, 17,945 shares of common stock issuable upon conversion of Series C preferred stock and 28,474 shares of common stock issuable upon conversion of Series D preferred stock, all held by Wheatley Foreign Partners, L.P. Wheatley Foreign Partners, L.P. disclaims beneficial ownership of such securities, except to the extent of its pecuniary interest therein.

(10)
Based on the Schedule 13D amendment filed as of June 5, 2000 with the SEC by this stockholder and a group of affiliated investors. These share numbers also include the annual 5% dividend on the Series D preferred stock paid in shares of common stock in through December 2001.

(11)
Includes 714,285 shares of common stock issuable upon exercise of a warrant.

(12)
Includes 552,530 shares of common stock issuable upon conversion of Series E preferred stock, 642,876 shares of common stock issuable upon conversion of Series F preferred stock, 285,714 shares of common stock issuable upon conversion of a convertible promissory note and 372,916 shares of common stock issuable upon exercise of warrants.

(13)
Includes: (i) 169,092 shares of common stock held by two trusts of which Mr. Kannan and his wife are co- trustees; (ii) 8,513 shares of common stock held by a limited partnership as to which Mr. Kannan and his wife are the general partners; (iii) 1,000 shares of common stock held by Mr. Kannan's daughter; and (iv) 491,012 shares of common stock issuable upon exercise of options.

(14)
Includes 110,377 shares of common stock issuable upon exercise of warrants and options. Mr. Sears' right to exercise voting, economic and transfer rights with respect to 141,509 shares of common stock and warrants to purchase 35,377 shares of common stock that he acquired in the financing completed in May and June 2001 is subject to stockholder ratification of such acquisition at the annual meeting.

(15)
Includes: (i) 1,000 shares of common stock held by Mr. Neal's daughter; (ii) 2,000 shares of common stock held in Mr. Neal's IRA; (iii) 2,500 shares of common stock issuable upon exercise of a warrant; and (iv) 370,778 shares of common stock issuable upon exercise of options. Mr. Neal's rights to exercise voting, economic and transfer rights with respect to 10,000 shares of common stock and warrants to purchase 2,500 shares of common stock that he acquired in the financing completed in May and June 2001 is subject to stockholder ratification of such acquisition at the annual meeting.

(16)
Includes 54,062 shares of common stock issuable upon exercise of options. Ms. Colella's right to exercise voting, economic and transfer rights with respect to 15,000 shares of common stock and warrants to purchase 3,750 shares of common stock that she acquired in the financing completed in May and June 2001 is subject to stockholder ratification of such acquisition at the annual meeting.

(17)
Includes 81,048 shares of common stock issuable upon exercise of options, as well as 8,344 outstanding shares of common stock held by Elena Kimberly, Mr. Kimberly's wife.

(18)
Includes 15,584 shares of common stock issuable upon exercise of options.

(19)
Includes 78,012 shares of common stock issuable upon exercise of options.

(20)
Includes 1,000 shares of common stock issuable upon exercise of options.

(21)
Includes 10,000 shares of common stock issuable upon exercise of options.

(22)
Consists of shares of common stock issuable upon exercise of options.

(23)
Includes the shares (including shares underlying options and warrants) discussed in footnotes (13) – (17) and (21) – (22).

Executive Compensation

  Summary Compensation

        The following table sets forth all compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 1999, 2000 and 2001 to our chief executive officer, our four other highest-paid executive officers who earned at least $100,000 in 2001 and two additional executive officers who otherwise would have been included in such table on the basis of their 2001 compensation but for the fact that they were no longer executive officers at the end of 2001 (collectively, the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Restricted Stock Awards			Stock Options (Shares)	All Other Compensation
Narasimhan P. Kannan Chairman (1)	2001 2000 1999	$ $ $	220,000 193,333 180,000	$ $	— 90,000 3,900		— — —		412,500 226,513 102,000	$ $ $	— — 1,242	(2)
Daniel J. Neal Chief Executive Officer	2001 2000	$ $	215,000 73,333	$ $	— 50,000	$	— 154,800	(3)	800,000 450,779	$ $	— 15,313	(4)
Deborah A. Colella Chief Financial Officer	2001		$100,000		$—		—		195,000
Randy Saari Senior Vice President (6)	2001 2000	$ $	164,458 27,897	$ $	— 15,000		— —		95,000 105,200	$ $	80,453 —	(5)
Vini Handler Chief Information Officer (6)	2001 2000	$ $	173,542 7,403	$ $	10,000 —		— —		95,000 100,000	$ $	— —
Michael W. Anderson Executive Vice President, Publishing (8)	2001 2000 1999	$ $ $	66,048 159,996 159,996	$ $ $	— 60,000 3,467		— — —		— 31,300 12,000	$ $ $	71,743 — —	(7)
Michael A. Schwien Chief Financial Officer (9)	2001 2000 1999	$ $ $	108,833 128,749 101,457	$ $ $	— 33,000 2,492		— — —		40,000 55,584 32,000	$ $ $	4,750 — —	(10)

(1)
Mr. Kannan resigned as Chief Executive Officer in September 2000, and resigned as executive Chairman in December 2001, but continues to serve as our non-executive Chairman.

(2)
Consists of taxable premiums paid for life insurance.

(3)
Represents the fair market value of 20,000 shares of restricted common stock purchased by Mr. Neal for $0.01 per share on August 8, 2000, the date of his employment agreement, based on the closing sale price of our common stock of $7.75 per share on that date. As of December 31, 2001, Mr. Neal held 20,000 shares of our restricted common stock valued at $8,800 in the aggregate based on the closing sale price of our common stock on the last trading day of 2001 ($0.44 per share). All of the restrictions applicable to 10,000 of Mr. Neal's shares of restricted stock lapsed on January 1, 2001 and restrictions on the remaining 10,000 shares lapsed on September 1, 2001, subject to continued employment.

(4)
Represents the fair market value of 5,000 shares of common stock purchased by Mr. Neal upon exercise of his nonstatutory stock option for $3.88 per share based on the closing sale price of our common stock on that date of $6.9375 per share.

(5)
Consists of $48,499 in commissions and $31,954 of moving expenses.

(6)
Mr. Saari's and Ms. Handler's employment as Senior Vice President of World Wide Sales and Chief Information Officer, respectively, terminated effective on March 31, 2002.

(7)
Consists of $66,667 of severance pay and $5,076 of vacation pay.

(8)
Mr. Anderson's employment as Executive Vice President terminated in May 2001.

(9)
Mr. Schwien's employment as the Company's Chief Financial Officer terminated in November 2001.

(10)
Consists of vacation pay.

  Option Grants, Exercises and Holdings and Fiscal Year-End Option Values.

        The following table summarizes all option grants during the year ended December 31, 2001 to the Named Executive Officers:

Option Grants during the Year Ended December 31, 2001

							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
			% of Total Options Granted to Employees in 2001
	Number of Shares Underlying Options Granted			Exercise or Base Price per Share
Name						Expiration Date
							5%		10%
Narasimhan P. Kannan	150,000 75,000 27,500 160,000	(2) (2) (2) (2)	6.7% 3.4% 1.2% 7.2%	$ $ $ $	0.27 0.27 0.27 0.27	08/10/10 03/08/10 12/09/08 05/26/08	$ $ $ $	25,470 12,735 4,670 27,168	$ $ $ $	64,547 32,273 11,834 68,850
Daniel J. Neal	300,000 500,000	(2)	13.5% 22.5%	$ $	0.27 0.27	08/08/10 12/17/11	$ $	50,940 84,901	$ $	129,093 215,155
Deborah A. Colella	50,000 50,000 95,000		2.2% 2.2% 4.3%	$ $ $	1.72 0.60 0.27	5/30/10 9/28/11 12/17/11	$ $ $	54,085 18,867 16,131	$ $ $	137,062 47,812 40,879
Randy Saari	95,000		4.3%		$0.27	12/17/11		$16,131		$40,879
Vini N. Handler	95,000		4.3%		$0.27	12/17/11		$16,131		$40,879
Michael A. Schwien	40,000		1.8%		$1.05	08/21/11		$26,414		$66,937

(1)
The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in this table may not be necessarily achieved.

(2)
Does not include the grant of an equal number of options to this executive officer in August 2001, which interim options expired unexercised pursuant to their terms immediately prior to the grant of these options in December 2001. Other than the exercise price, which was based on the market price of our common stock on the grant date, the terms of these options and the number of shares issuable upon exercise thereof are identical to the options surrendered by the executive officer to us for cancellation in June 2001 pursuant to our employee option exchange program that we made available to all of our employee option holders.

        No stock options were exercised by the Named Executive Officers during 2001. The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executive Officers as of December 31, 2001:

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001(1)
Name
	Exercisable(2)	Unexercisable(2)	Exercisable(2)	Unexercisable(2)
Narasimhan P. Kannan	491,013	25,000	$70,125	$0
Daniel J. Neal	239,529	706,250	$37,188	$98,813
Deborah A. Colella	23,750	171,250	$4,038	$12,113
Randy Saari	53,950	146,250	$4,038	$12,113
Vini Handler	48,750	146,250	$4,038	$12,113
Michael W. Anderson	1,000	—	$0	$0
Michael A. Schwien	106,334	43,750	$0	$0

(1)
Options are considered in-the-money if the market value of the shares covered thereby is greater than the option exercise price. None of the listed options had any value at December 31, 2001 because all of their exercise prices were higher than the fair market value of the shares on that date, $0.44 as quoted on the Nasdaq SmallCap Market.

(2)
The first number represents the number or value as called for by the appropriate column of exercisable (vested) options; the second number represents the number or value as appropriate of unexercisable (unvested) options.

Employment Agreements

        In December 2001, Mr. Kannan's employment agreement was terminated upon his resignation for good cause from his position as executive Chairman of the Company. He remains the non-executive Chairman of our Board of Directors. Consistent with the terms of his employment agreement, Mr. Kannan will receive nine months of severance beginning in February 2002. In addition, Mr. Kannan has entered into a consulting arrangement with us through the end of 2002, pursuant to which he will provide full time consulting services to us in exchange for retaining full health insurance benefits during the term of the consulting relationship. Mr. Kannan's terminated employment agreement provided for an annual base salary of $220,000.

        Mr. Neal's employment agreement with us provides for an annual base salary of $220,000, although Mr. Neal voluntary reduced his base salary to $160,000 effective in December 2001. The term of the agreement expires in August 2002, but the agreement is subject to automatic one-year renewal terms unless his employment is sooner terminated. Consistent with our policies, in the event that Mr. Neal is terminated without cause or resigns for good cause (including a change of control transaction), we are required under his employment agreement to continue paying salary to him for six to nine months as severance. During the first year of Mr. Neal's employment, we agreed to pay him a performance bonus of up to 50% of his base salary if we achieved our target growth rate, defined as: (a) online revenue growth of 30% or more from quarter to quarter or of 150% or more on a year-to-year basis; (b) earnings per share improvement (including a reduction in loss per share, as the case may be) of 30% or more from quarter to quarter; and (c) stock price performance of our common stock at or above the average performance of our pre-selected peer group. We did not achieve these performance milestones in Mr. Neal's first year in office. We agreed to renegotiate a new target growth rate annually. Mr.

Neal's performance criteria for 2002 is based upon achievement of the detailed performance targets submitted by management to and approved by the Board in December 2001.

Compensation of Directors

        Beginning in April 2002, we agreed to pay our non-employee directors $3,000 for each in-person Board meeting attended and $1,500 for each in-person committee meeting attended that is not on the same day or within a day of a full Board meeting. In addition, we agreed to pay non-employee directors $1,000 for participating in each telephonic Board meeting and in each committee meeting that is not on the same day or within one day of a full Board meeting. Directors can elect to be paid these fees in cash or common stock valued at fair market value on the date of grant. We reimburse directors for expenses incurred in connection with each board or committee meeting attended.

        The 1996 Plan provides for the grant of nonstatutory options to our non-employee directors. The 1996 Plan provides automatic grants on January 1 of each year to non-employee directors of an option to purchase 10,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director's initial election or appointment to the Board with the number of underlying shares equal to the product of 2,500 multiplied by the number of regularly scheduled meetings remaining in that year. Subject to continued status as a director, options vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 2,500 shares vest on each date the director attends a Board meeting in person during that year. In addition, such director will automatically be granted a fully-vested option to purchase an additional 2,500 shares on each date the director attends an in-person meeting of a committee of the Board other than on the same day or within one day of a full Board meeting.

        Under the 1996 Plan's automatic grant program, during 2001 the non-employee directors received options as follows: Mr. Fingerhut — 10,000 (all of which have expired following his resignation from the Board in October 2001); Mr. Trivedi — 10,000; Mr. Kimberly — 20,000; Mr. Sears — 10,000; Mr. deCastro — 10,000; and Mr. Maleska — 10,000.

Report of the Compensation Committee on Executive Compensation

        The Compensation Committee of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs of our executive officers. The purpose of this report is to inform stockholders of our compensation policies for executive officers and the rationale for the compensation paid to executive officers in 2001.

        The Compensation Committee of the Board of Directors, consisting entirely of non-employee directors, approves all policies under which compensation is paid or awarded to our executive officers. The Compensation Committee is currently composed of Messrs. deCastro, Kannan and Fischer. Mr. Fingerhut resigned from the Board and the Compensation Committee in October 2001. Mr. Kannan was appointed to the Compensation Committee following his resignation as an executive officer in December 2001. Mr. Fischer was appointed to the Compensation Committee in March 2002. The members of the Compensation Committee also administer our stock plans.

        For compensation paid to the Chief Executive Officer and other Named Executive Officers in 2001, no reference was made to the data for comparable companies included in the performance graph included in this proxy statement under the heading — "Performance Graph."

        Compensation Philosophy.    Our executive compensation program has three objectives: (1) to align the interests of the executive officers with the interest of our stockholders by basing a significant portion of an executive's compensation on our performance; (2) to attract and retain highly talented and productive executives; and (3) to provide incentives for superior performance by our executives. To achieve these objectives, the Compensation Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefits programs which we offer to all of our employees.

        Each year, the Compensation Committee reviews our executive compensation program. In its review, the Compensation Committee studies the compensation packages for executives of companies at a comparable stage of development and in our geographical area, assesses the competitiveness of our executive compensation program and reviews our financial and operational performance for the previous fiscal year. The Compensation Committee also gauges the success of the compensation program in achieving its objectives in the previous year, and considers our overall performance objectives.

        Each element of our executive compensation program is discussed below.

        Base Salaries.    The Compensation Committee annually reviews the base salaries of our executive officers. The base salaries for our executive officers for 2001 were established at the beginning of that fiscal year, or when the executive joined us, as the case may be. In addition to considering the factors listed in the foregoing section that support our executive compensation program generally, the Compensation Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Compensation Committee also measures individual performance based upon a number of factors, including measurement of our historic and recent financial and operational performance and the individual's contribution to that performance, the individual performance on non-financial goals and other contributions of the individual to our success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

        Incentive Compensation.    Cash bonuses established for executive officers are intended to motivate the individual to work hard to achieve our financial and operational performance goals or to otherwise incent the individual to aim for a high level of achievement on our behalf in the coming year. The Compensation Committee does not have an exact formula for determining bonus payments, but has established general target bonus levels up to a maximum of 50% of base salary for executive officers based in relatively equal measures upon the Compensation Committee's subjective assessment of our projected revenues and net income, and other operational and individual performance factors. The Committee may adjust these targets during the year.

        Long-Term Incentive Compensation.    Our long-term incentive compensation plan for our executive officers is based upon our stock plans. We believe that placing a portion of our executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of our executives directly with those of our stockholders, gives executives a significant long-term interest in our success and helps us retain key executives. Options generally vest over a three to five-year period based upon continued employment. In the past five years, we granted performance-based options to the Chief Executive Officer and various other executive officers. As modified in April 2001, these grants vest ratably over four years beginning five years from the date of grant, subject to accelerated vesting in full during the first four years after the grant date if we record quarterly earnings before taxes of not less than $400,000 on net quarterly revenue of not less than $3,000,000 for two consecutive quarters. The vesting of Mr. Neal's 125,000 performance-based options are accelerated at such time as we record quarterly earnings before interest, depreciation, amortization and taxes of not less than $250,000 on net quarterly revenue of not less than $2,500,000 for two consecutive quarters. In December 2001, we granted an option to Mr. Neal to purchase 500,000 shares at fair market value on the date of grant, vesting one fourth upon grant and the remainder vesting equally over the four quarters thereafter, based upon continued employment.

        In determining the number of options to grant an executive, the Board primarily considered the executive's past performance and the degree to which an incentive for long-term performance would benefit us, as well as the number of shares and options already held by the executive officer. It is the Compensation Committee's policy to grant options at fair market value unless particular circumstances warrant otherwise.

        In June 2001, we initiated an employee option exchange program designed to incent our employees by offering to exchange their existing options, many of which had exercise prices considerably higher than the recent trading price of our common stock, for the opportunity to receive new options in December 2001 for an identical number of shares and with an exercise price equal to fair market on the new grant date. Mr. Neal and Mr. Kannan participated in this program and received 300,000 and 412,500 new options, respectively, at $0.27 per share in December 2001 in exchange for an equal number of options that were cancelled in June 2001. The new options vest on the same terms as the cancelled options for which they were exchanged.

        Benefits.    We believe that we must offer a competitive benefit program to attract and retain key executives. During fiscal 2001, we provided the same medical and other benefits to our executive officers that are generally available to our other employees.

        Compensation of the Chief Executive Officer.    The Chief Executive Officer's compensation is based upon the same elements and measures of performance as is the compensation for our other executive officers. The Compensation Committee approved a base salary for Mr. Neal for 2001 of $220,000. Mr. Neal voluntarily reduced his base salary in December 2001 to $160,000 as part of our efforts to reduce costs and achieve profitability. In structuring the compensation of Mr. Neal, the Compensation Committee considered the alignment of his compensation package with our financial performance to be essential. No cash bonus was paid to Mr. Neal for 2001.

        Section 162(m) of the Code.    It is the responsibility of the Compensation Committee to address the issues raised by Section 162(m) of the Code. This Section makes certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to such companies. The Compensation Committee has reviewed these issues and has determined that it is not necessary for us to take any action at this time with regard to these issues.

        Neither the material in this report, nor the Performance Graph, is soliciting material, is or will be deemed filed with the Securities and Exchange Commission or is or will be incorporated by reference in any filing we make under the Securities Act of 1933 or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

Dated: April 2002	Submitted by:	THE COMPENSATION COMMITTEE Edson D. deCastro Narasimhan P. Kannan Dennis J. Fischer

Compensation Committee Interlocks and Insider Participation

        As of December 31, 2001, the Compensation Committee of the Board of Directors consisted of Mr. deCastro, who was not at any time during the fiscal year ended December 31, 2001 or at any other time an officer or employee of VCampus. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Report of the Audit Committee

        The Audit Committee has reviewed and discussed the Company's financial statements for fiscal 2001 with management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, as modified or supplemented and has discussed with Ernst & Young LLP its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001.

        The Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, as applicable and as may be modified or supplemented.

Submitted by:	THE AUDIT COMMITTEE
William E. Kimberly John D. Sears Martin E. Maleska

        The material in this proxy statement will not be deemed filed with the SEC or will be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Performance Graph

        The following graph shows a five-year comparison of cumulative total stockholder returns(1) for VCampus, the CRSP Total Market Return Index of the Nasdaq Stock Market and CRSP Nasdaq Non-Financial Stocks Total Return Index. (The "CRSP" is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on December 31, 1996 in each of our common stock, the stocks in the CRSP Total Market Return Index of the Nasdaq Stock Market and the stocks in the CRSP Nasdaq Non-Financial Stocks Index.

        [graph goes here]

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
VCMP	$100.00	$124.53	$44.83	$23.58	$6.37	$3.32
NASDAQ CRSP Total	$100.00	$122.36	$168.98	$309.50	$186.72	$147.21
NASDAQ Non-Financial	$100.00	$117.38	$171.92	$330.66	$192.69	$147.27

(1)
Total return assumes reinvestment of dividends. Total returns for the Nasdaq Stock Market and the Nasdaq Non-Financial Stocks indices are weighted based on market capitalization.

Certain Transactions

        In December 1996, we loaned Nat Kannan, our founder, Chief Executive Officer and Chairman, $100,000 to help satisfy Mr. Kannan's income tax withholding obligations relating to back wages paid to Mr. Kannan by us in 1996. The largest outstanding principal amount under the loan, together with interest accrued thereon, during 2001 was approximately $140,000. The loan bears interest at the prime rate, as announced from time to time by First Union National Bank, minus one percent with principal and accrued interest payable in full upon demand.

        In January 2000, we raised approximately $4.0 million through a strategic private placement to Mastech Corporation (now iGate Capital Corporation) of 1,136,253 shares of common stock, representing approximately 19.9% of our outstanding common stock at that time, at $3.62 per share. As part of this strategic investment, Ashok Trivedi, iGate's Chairman, President and significant shareholder, was subsequently appointed to our Board. In December 2001, Mr. Trivedi purchased one-

half of our shares of common stock held by iGate, or 568,127 shares, at $0.20 per share, and another officer of iGate purchased the remaining one-half of the shares held by iGate. Mr. Trivedi resigned from our Board in February 2002. iGate no longer has a right to nominate a person for election to our Board.

        In March 2001, we raised approximately $1.15 million through a private placement of 1,183,782 shares of common stock at a price of $0.978 per share (the closing price of our common stock on the date of issuance). Barry K. Fingerhut, a director and our largest beneficial stockholders, purchased an aggregate of 1,029,778 of such shares for an aggregate consideration of approximately $1,000,000 and received a 3-year warrant to purchase 250,000 shares at an exercise price of $1.076 per share. John D. Sears, a director, purchased an aggregate of 154,000 of such shares for an aggregate consideration of approximately $150,000 and received a 3-year warrant to purchase 37,500 shares at $1.076 per share. The holders of shares issued in this financing are entitled to certain registration rights. The resale of such shares is covered by an effective registration statement.

        In May and June 2001, we completed a $3.2 million private equity placement of 3,038,919 shares of common stock at a price of $1.06 per share, together with warrants to purchase 759,729 shares of common stock at $1.79 per share. Some of our officers and directors participated as minority investors in this financing.

        The terms of the financing in question were negotiated at arms' length with a placement agent. While officers and directors participated in the financing, they did so only as investors, and on the exact same terms as outside investors. The $335,500 invested by officers and directors represents approximately 10% of the aggregate amount raised in the financing. The directors and officers who participated in the financing, their positions at that time and the amount of their investment are set forth below:

Name	Title	Amount Invested	Shares	Warrants
Daniel J. Neal	Chief Executive Officer	$10,600	10,000	2,500
Deborah A. Colella	Vice President	$15,900	15,000	3,750
Barry K. Fingerhut	Director	$159,000	150,000	37,500
John D. Sears	Director	$150,000	141,509	35,377

Mr. Fingerhut resigned from our Board of Directors in October 2001.

        In December 2001, we raised $1.85 million through a private placement to existing investors of 2,642,836 shares of Series F preferred stock at a price of $0.35 per share and $925,000 in principal amount of 8% convertible notes due December 31, 2003. We also issued five-year warrants to purchase a total of 1,982,127 shares of common stock at $0.40 per share. Barry Fingerhut, a former director of VCampus and our largest beneficial stockholder, invested $1.0 million of the $1.85 million raised in the financing. Dolphin Offshore Partners, L.P., Comvest Venture Partners, LLC and Hambrecht & Quist Guaranty Finance, LLC, three of our largest beneficial stockholders, invested the remaining $400,000, $250,000 and $200,000, respectively, and received a pro rata share of the securities issued in connection therewith.

        In March 2002 Barry Fingerhut agreed to cancel the entire balance of principal and interest of $510,444 outstanding under the convertible notes issued to him in the December 2001 financing in exchange for an aggregate of 1,458,413 shares of Series F-1 preferred stock at $0.35 per share. Each share of Series F-1 preferred stock is initially convertible into one share of common stock. As an inducement to effect this exchange of debt for equity, we issued to the Mr. Fingerhut warrants to purchase an aggregate of 145,841 shares of common stock at an exercise price of $0.40 per share. Also in March 2002, we issued 357,164 shares of Series F preferred stock to Hambrecht & Quist Guaranty Finance, LLC, one of our largest beneficial stockholders, in exchange for cancellation of indebtedness of approximately $125,000, at a rate of $0.35 per share.

        In August 2001, we entered into a one-year engagement letter agreement with Veronis, Suhler & Associates LLC ("VS&A") for them to provide us with investment advisory and acquisition related services. Martin Maleska, one of our directors, is a managing director of VS&A. At the time of engagement, we paid VS&A a nonrefundable retainer of 100,000 shares of common stock. We and VS&A mutually agreed to terminate their engagement in December 2001 and we do not currently expect to conduct any significant business with them in 2002.

        We have adopted a policy that all transactions between us and our executive officers, directors and other affiliates must be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Board of Directors, and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. Any new loans or advances with insiders and any forgiveness of loans to insiders must be for a bona fide business purpose and be approved by a majority of the independent members of our Board of Directors who do not have an interest in the transactions.

        All past and ongoing transactions involving insiders were approved by at least a majority of our independent and disinterested directors at the time of the transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

        Pursuant to Section 16(a) of the Exchange Act, our directors and executive officers and persons who beneficially own 10% or more of our common stock (collectively, "Insiders") are required to file reports with the SEC indicating their holdings of and transactions in our equity securities. Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act which were not timely filed during the fiscal year ended December 31, 2000, except for the following:

    1.
    Barry Fingerhut filed a late Form 4 on April 25, 2001 to report his acquistion of 1,029,778 shares of common stock and 250,000 warrants he acquired on March 29, 2001;

    2.
    John Sears filed a late Form 4 on or about April 19, 2001 to report his acquisition of 154,004 shares of common stock and 37,500 warrants he acquired on March 29, 2001; and

    3.
    Michael Schwien filed a late Form 5 on February 25, 2002 to report his receipt of an option to purchase 40,000 shares of common stock on August 21, 2001.

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

        As of the date of this prospectus, our authorized capital stock consists of 36,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. The description below is a summary of all material provisions of our common stock and preferred stock.

Common Stock

        The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including elections of directors. Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor. The terms of the common stock do not grant to the holders thereof any preemptive, subscription, redemption, conversion or sinking fund rights. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of common stock are entitled to share ratably in our assets legally available for distribution to stockholders in the event of our liquidation, dissolution or winding. As of the record date, 14,699,554 shares of common stock were issued and outstanding, 6,499,365 shares of common stock were reserved for issuance upon the exercise of certain outstanding warrants and approximately 5,024,893 shares of common stock were reserved for issuance pursuant to our stock plans.

        Our Certificate of Incorporation and Bylaws contain certain provisions that may have the effect of delaying, deferring, or preventing our change of control. In addition, the Board generally has the authority, without further action by stockholders, to fix the relative powers, preferences, and rights of the unissued shares of our preferred stock. Provisions that could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption, or conversion rights, could be included in this preferred stock.

Preferred Stock

        Pursuant to our Certificate of Incorporation, we have the authority to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series as determined by our Board of Directors. The Board of Directors may, without further action by our stockholders, issue one or more series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by us in the future. In particular, the issuance of additional shares of preferred stock may adversely affect the voting power of the common holders. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from attempting to acquire control of us.

        As of the record date, we had designated 1,000,000 shares of Series C Convertible Preferred Stock, of which 623,339 shares were issued and outstanding, 1,200,000 shares of Series D Convertible Preferred Stock, of which 1,013,809 shares were issued and outstanding, 3,000,000 shares of Series E Convertible Preferred Stock, of which 552,530 were issued and outstanding, 3,000,000 shares of Series F Convertible Preferred Stock, all of which were issued and outstanding; and 1,458,413 shares of Series F-1 Convertible Preferred Stock, all of which were issued and outstanding.

        The following is a summary of the terms, rights and privileges of our designated preferred stock.

        Rank. Our Series C, Series D, Series E, Series F and Series F-1 preferred stock all rank on an equal basis with each other, senior to any future series of preferred stock, and prior to the common stock as to dividends and distributions of assets.

        Dividends. Holders of Series C preferred stock will be entitled to receive cash dividends, if any, when, as and if declared by our Board out of funds legally available for dividends. Holders of Series D preferred stock are entitled to receive a 5% annual dividend, compounded and paid semiannually each June 30 and December 31, payable, at our option, either in cash or in our common stock valued at 90% of the average closing bid price of the stock for the five trading days prior to the dividend due date. Holders of Series E preferred stock are entitled to receive a 6% annual dividend, compounded and paid monthly in shares of Series E preferred stock. Holders of Series F and Series F-1 preferred stock will be entitled to receive, when, as and if declared by our Board out of funds legally available for the purpose, dividends payable either in cash, in property or in shares of capital stock.

        Conversion Rate. At any time, holders of shares of any series of our preferred stock may convert all or a portion of those shares into a number of shares of common stock computed by multiplying the number of shares to be converted by the purchase price of those shares, and dividing the result by the conversion price then in effect. The conversion price for the Series D, Series E and Series F preferred stock is initially the purchase price paid for that stock (so that each of these series of preferred stock initially convert into common stock on a 1-to-1 basis), and the conversion price of the Series F-1 preferred stock is $0.35 per share (so that each share of Series F-1 preferred stock initially converts into ten shares of common stock), as may be adjusted from time to time to account for any stock splits, stock dividends, recapitalizations, mergers, asset sales or similar events. The conversion price for the Series C preferred stock is $6.9815625 (so that one share of Series C preferred stock initially converts into 1.2121 shares of common stock), as may be adjusted from time to time to account for any stock splits, stock dividends, recapitalizations, mergers, asset sales or similar events.

        Liquidation. Upon a change in control, liquidation, dissolution or winding up of our affairs, each holder of shares of any series of our preferred stock will be entitled, on an equal basis with all other holders of our preferred stock, to a liquidation preference prior in right to any holders of common stock. The liquidation preference equals the amount paid for the preferred stock.

        Redemption. Within 60 days after June 29, 2005, the seventh anniversary of the issuance of the Series D preferred stock, we may, at our sole option, redeem all outstanding shares of Series D preferred stock not previously converted into common stock. The redemption price is initially $6.875 per share, as adjust to reflect any subdivisions (by stock split, stock dividend or otherwise) or combinations or consolidations of the Series D preferred stock since its issuance, plus all declared but unpaid dividends. The redemption price is payable in cash in equal quarterly installments over a one-year period.

        Voting. Holders of shares of any series of our preferred stock are entitled to vote on all matters submitted to stockholders for a vote, voting together with the holders of our common stock as a single class. Holders of Series C, Series D, Series F or Series F-1 preferred stock are entitled to one vote per share of preferred stock held. Holders of Series E preferred stock are entitled to one vote for each share of common stock into which the preferred stock they hold is convertible. Each series of preferred stock is entitled to vote as a separate class on the creation of any new series of preferred stock or the issuance of additional shares of capital stock ranking senior or equal to that series of preferred stock.

OTHER MATTERS

        The Board of Directors knows of no other business to be brought before the special meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.PROXY

PROXY

VCAMPUS CORPORATION

1850 Centennial Park Drive
Suite 200
Reston, Virginia 20191

SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS

        The undersigned hereby appoints Narasimhan P. Kannan and Deborah Colella, as proxies, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock and/or preferred stock of VCampus Corporation ("VCampus") held of record by the undersigned on April 5, 2002 at the annual meeting of Stockholders of VCampus to be held on May 30, 2002 and any adjournments thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

        PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

----------------------------------------------------------------------------------------------------------------------------------------------------------

VCAMPUS CORPORATION
First Union National Bank
Shareholder Services Administration
Building 3C3
Charlotte, NC 28288-1153

Dear Stockholder:

        Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of VCampus that require your immediate attention.

        Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

        Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

        Thank you in advance for your prompt consideration of these matters.

        Sincerely,

        VCampus Corporation

DETACH HERE
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☒ Please mark votes as in this example.

1.	Election of Directors:
Nominees: Narasimhan P. Kannan, Edson D. deCastro, Martin E. Maleska, Daniel J. Neal, John D. Sears, William E. Kimberly and Dennis J. Fischer
FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐
☐
For all nominees as noted above

2.	To reserve an additional 1,000,000 shares for issuance under our 1996 Stock Plan;	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 36,000,000 shares to 100,000,000 shares (approval of this proposal would be required to permit the issuance of common stock pursuant to the financing described in Proposal No.3);	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To ratify and approve the sale of securities to some of our officers and directors in connection with a private financing conducted by us in May and June of 2001;	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.
	To ratify and approve the $1.85 million financing completed in December 2001 and the subsequent issuance of preferred stock warrants in exchange for the cancellation of convertible notes issued in the December 2001 financing and other debt;	FOR ☐	AGAINST ☐	ABSTAIN ☐
6.
	To approve limited future financings of up to $12.5 million potentially involving the issuance of equity securities in an amount that might be more than a majority of our common stock outstanding after the financings;	FOR ☐	AGAINST ☐	ABSTAIN ☐
7.	To approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock;	FOR ☐	AGAINST ☐	ABSTAIN ☐
8.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐

        In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

        Mark here if you plan to attend the meeting ☐.

        Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized person.

Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 30, 2002
IMPORTANT — YOUR PROXY IS ENCLOSED
PROXY STATEMENT
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
PROPOSAL NO. 2 — INCREASE TO NUMBER OF SHARES RESERVED UNDER OUR 1996 STOCK PLAN
PROPOSAL NO. 3 — APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL NO. 4 — APPROVAL OF THE SALE OF SECURITIES TO CERTAIN VCAMPUS OFFICERS AND DIRECTORS IN CONNECTION WITH PRIOR FINANCING
PROPOSAL NO. 5 — APPROVAL OF DECEMBER 2001 FINANCING AND RELATED TRANSACTIONS
PROPOSAL NO. 6 — APPROVAL OF FUTURE FINANCING
PROPOSAL NO. 7 — APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
PROPOSAL NO. 8 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OTHER INFORMATION
Summary Compensation Table
Option Grants during the Year Ended December 31, 2001
Fiscal Year-End Option Values
DESCRIPTION OF CAPITAL STOCK
OTHER MATTERS